Exhibit 2.1

CONSENT AGREEMENT

CONSENT AGREEMENT (this “Consent”) dated as of December 20, 2011 between the City of Nashua, New Hampshire, a municipal corporation (“Acquirer”), and Pennichuck Corporation, a New Hampshire business corporation (the “Company”).

WHEREAS, Acquirer and the Company entered into that certain Agreement and Plan of Merger dated as of November 11, 2010 (the “Agreement”);

WHEREAS, Section 8.02(e) of the Agreement provides, in part, that the Agreement may be terminated by either Acquirer or the Company if the Effective Time shall not have occurred prior to December 31, 2011;

WHEREAS, Section 8.05 of the Agreement provides that the parties to the Agreement may extend the time for the performance of any of the obligations or other acts of the other parties under the Agreement; and

WHEREAS, capitalized terms used in this Consent and not defined herein shall have the definitions provided for such terms in the Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Consent to Extend Time to Effect Merger. The parties hereby agree to extend the time to effect the Merger under Section 8.02(e) of the Agreement to February 3, 2012.

2.	No Other Consents or Waivers. Except as specifically set forth in this Consent, the Agreement shall remain in full force and effect, without any amendment or modification thereto.

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IN WITNESS WHEREOF, Acquirer and the Company have caused this Consent to be executed as an instrument under seal as of the date first written above by their respective officers thereunto duly authorized.

CITY OF NASHUA

By:           /s/ Donnalee Lozeau
Name:           Donnalee Lozeau
Title:             Mayor

PENNICHUCK CORPORATION

By:           /s/ Duane C. Montopoli
Name:           Duane C. Montopoli
Title:             President and Chief Executive Officer